EXHIBIT 99.1

NEWS RELEASE
Atlanta, Georgia
May 2, 2007
Contact: Investor Relations
Phone: (770) 729-6510
E-mail:
investor.relations@ems-t.com
www.ems-t.com

EMS TECHNOLOGIES ANNOUNCES HIGHER FIRST QUARTER EARNINGS
Operating Income Up 35% And Earnings Per Share
From Continuing Operations 90% Higher Than Q1 2006
ATLANTA — May 2, 2007 — EMS Technologies, Inc. (Nasdaq — ELMG) today announced sharply higher earnings for the first quarter of 2007 compared with the first quarter of 2006. For the first quarter of 2007, EMS reported revenues of $66.6 million, and earnings from continuing operations of $2.9 million, or $.19 per share. These results compared with 2006 first quarter revenues of $59.0 million and earnings from continuing operations of $1.2 million, or $.10 per share. The results for the Atlanta-based manufacturer of advanced communications products were led by a strong performance from its SATCOM business and growth in interest income due to increased liquidity and a stronger balance sheet.
Commenting on the Company’s performance, Paul Domorski, president and CEO, stated, “In developing our plans for the year, we focused on the importance of executing well from the start, and the first quarter was a very positive beginning to the year. The momentum continued to build for SATCOM, which achieved its highest-ever quarterly net income. Operating income from our Defense & Space Systems (“D&SS”) business was more than double the level reported for the same period last year, and D&SS’s $59 million backlog at the end of the first quarter was an all-time record. Overall LXE revenues increased despite a sluggish U.S. market. To support long-term growth plans for LXE, first quarter results included higher expenses for development of new products, expansion of the LXE sales organization in Asia and implementation of an ERP system for international operations. The first quarter’s consolidated results from continuing operations were a great step toward achieving the Company’s goals in 2007.”
Air Transport Market Fuels Record Quarterly Results At SATCOM
EMS received significant new orders for its aeronautical broadband communication systems, which helped boost operating income from SATCOM revenues by more than 60 percent in the first quarter of 2007, as compared with the first quarter of 2006. EMS provides these systems to commercial airlines through supply arrangements between our SATCOM business and the world’s leading avionics vendors. This division also shipped its first antennas that will enable cell-phone service on Airbus short-range aircraft.
Military sales increased in the SATCOM product family, with strong market interest in the new eNfusionTM HSD-440 high-speed SATCOM aeronautical terminal. This compact terminal supports cockpit communications and high-speed Internet/voice connectivity to the cabin, and it can be used in military or commercial aircraft. EMS also remained a leader in the search and rescue

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market, with a large new order for SATCOM to deliver an end-to-end solution to the United Arab Emirates (“UAE”). This system for the UAE will include traditional hardware, support services, and the development of a complete SAR infrastructure that ranges from training to policy support.
New Orders Help Build Significant D&SS Backlog
EMS received major orders on several ongoing defense programs and a new order for a next-generation commercial satellite platform. The biggest revenue contributor to D&SS in the first quarter was our work for the B-2 EHF antenna program. D&SS also received a multi-year buy for intraflight data link hardware, which is critical to the F-22 Raptor combat aircraft.
In the commercial space sector, EMS announced a new contract with Thales Alenia Space for the next-generation commercial satellite system, GlobalStar II. EMS supplies network hardware that enables GlobalStar II satellite service to be redirected, as needed, based on changes in customer demand. Building on the D&SS heritage of anti-jam antenna solutions for military satellites, EMS also announced during the first quarter that it would offer anti-jam beam-forming network solutions to protect commercial satellites, which is an increasing concern in the wake of recent international incidents.
Solid International Revenues From LXE; Investing for Long-term Growth
EMS’s revenues from its LXE division were up slightly compared with Q1 2006, and gross margins remained comparable with recent periods. We won major container-port orders during the first quarter in Asia and the Middle East, including Sabah Port (Malaysia), Esco (Thailand) and APM Morocco, which further increased the leading global presence of LXE products in this important market.
“Although revenue growth was not as high as we had hoped for in the first quarter, we expect LXE’s markets to produce increasing revenues throughout the remainder of 2007. We are excited about important new product introductions scheduled for the upcoming months. Most significant will be the launch of the LXE HX2 wearable computer in the second quarter of 2007, which should open many promising new opportunities,” Domorski said. Also adding to future growth potential is the Company’s recognized thought leadership in improving distribution processes with LXE’s mobile RFID and open-system voice solutions.
Looking Ahead
“We are pleased with the start to the year,” Domorski commented, “and we continue to expect that consolidated earnings from continuing operations will be in the range of $.95 to $1.05 per share for the full year 2007.”
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About EMS Technologies, Inc.
EMS Technologies, Inc. (Nasdaq: ELMG) is a leading innovator in the design, manufacture, and marketing of wireless communications technologies addressing the enterprise mobility, communications-on-the-move and in-flight connectivity markets for both the commercial and government industries. EMS focuses on the needs of the mobile information user and the increasing demand for wireless broadband communications. EMS products and services enable communications across a variety of coverage areas, ranging from global, to regional, to within a single facility.
•	LXE is a leading provider of rugged computers and wireless data networks used for logistics applications such as distribution centers, warehouses and container ports. LXE automatic identification and data capture products serve mobile information users at over 7,500 sites worldwide;

•	Defense & Space Systems supplies highly-engineered subsystems for defense electronics and sophisticated satellite applications — from military communications, radar, surveillance and countermeasure to commercial high-definition television, satellite radio, and live TV for today’s most innovative airlines; and

•	SATCOM supplies a broad array of terminals and antennas that enable end-users in aircraft and other mobile platforms, such as military command vehicles or over-the-road trucks, to communicate over satellite networks at a variety of data speeds.
For more information, visit EMS at www.ems-t.com.
There will be a conference call at 9:30 AM Eastern time on Wednesday, May 2, 2007 in which the Company’s management will discuss the financial results for the first quarter of 2007. If you would like to participate in this conference, please call 800-647-3898 (international callers use 641-297-7675) within approximately 10 minutes before the call is scheduled to begin. A taped replay of the conference call will also be available through Wednesday, May 9, 2007 by dialing 800-615-9956 (international callers use 641-297-5237).
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Statements contained in this press release regarding the Company’s expectations for its financial results for 2007, and concerning the potential for various businesses and products, are forward-looking statements. Actual results could differ from those statements as a result of a wide variety of factors. Such factors include, but are not limited to...
•	economic conditions in the U.S. and abroad and their effect on capital spending in the Company’s principal markets;

•	difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our quarterly results;

•	successful completion of technological development programs by the Company and the effects of technology that may be developed by, and patent rights that may be held or obtained by, competitors;

•	U.S. defense budget pressures on near-term spending priorities;

•	uncertainties inherent in the process of converting contract awards into firm contractual orders in the future;

•	volatility of foreign exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, and the cost structure of the Company’s non-U.S. operations, as well as the potential for realizing foreign exchange gains and losses associated with non-U.S. assets or liabilities held by the Company;

•	successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts;

•	changes in the Company’s consolidated effective income tax rate caused by the extent to which actual taxable earnings in the U.S., Canada and other taxing jurisdictions may vary from expected taxable earnings;

•	successful transition of products from development stages to an efficient manufacturing environment;

•	changes in the rates at which our products are returned for repair or replacement under warranty;

•	customer response to new products and services, and general conditions in our target markets (such as logistics and space-based communications);

•	the success of certain of our customers in marketing our line of high-speed commercial airline communications products as a complementary offering with their own lines of avionics products;

•	the availability of financing for satellite data communications systems;
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•	development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries;

•	the demand growth for various mobile and high-speed data communications services, and the possible effect of public health concerns about alleged health risks of radio frequency emissions;

•	the Company’s ability to attract and retain qualified senior management and other personnel, particularly those with key technical skills;

•	the availability of sufficient additional credit or other financing, on acceptable terms, to support any large acquisitions that we believe would contribute to our growth and profitability;

•	the ability to negotiate successfully with potential acquisition candidates, finance acquisitions, or effectively integrate the acquired businesses, products or technologies into our existing businesses and products, and the risk that any such acquisitions are dilutive to earnings or that the acquired businesses, products or technologies do not perform as expected;

•	the potential reduction of cash resulting from final resolution of potential liabilities under warranties and representations made by the Company, and obligations assumed by purchasers, in connection with the Company’s dispositions of discontinued operations;

•	the availability, capabilities and performance of suppliers of basic materials, electronic components and sophisticated subsystems on which the Company must rely in order to perform according to contract requirements, or to introduce new products on the desired schedule; and

•	uncertainties associated with U.S. export controls and the export license process, which restrict the Company’s ability to hold technical discussions with customers, suppliers and internal engineering resources and can reduce the Company’s ability to obtain sales from foreign customers or to perform contracts with the desired level of efficiency or profitability.
Further information concerning relevant factors and risks are identified under the caption “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2006.
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EMS Technologies, Inc.
Consolidated Statements of Operations — Unaudited
(In millions, except per-share data)

	1st Qtr	1st Qtr
	2007	2006
Net sales	$66.6	59.0
Cost of sales	41.6	37.9
Selling, general and administrative expenses	17.6	15.0
Research and development expenses	4.3	3.8

Operating income	3.1	2.3
Interest income and other	1.4	0.3
Interest expense	(0.4)	(0.6)
Foreign exchange loss	(0.2)	(0.3)

Earnings from continuing operations before income taxes	3.9	1.7
Income tax expense	1.0	0.5

Earnings from continuing operations	2.9	1.2
Loss from discontinued operations	(0.5)	(1.0)

Net earnings	$2.4	0.2

Net earnings (loss) per share:
Basic — from continuing operations	$0.19	0.10
Basic — from discontinued operations	(0.03)	(0.08)

Basic earnings per share	$0.16	0.02

Diluted — from continuing operations	$0.19	0.10
Diluted — from discontinued operations	(0.03)	(0.08)

Diluted earnings per share	$0.16	0.02

Weighted average number of shares:
Common	15.3	13.2
Diluted	15.4	13.3
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EMS Technologies, Inc.
Consolidated Balance Sheets — Unaudited
(In millions)

	April 1	Dec 31
	2007	2006
Assets

Cash and cash equivalents	$114.3	109.6

Receivables billed	61.4	70.6
Unbilled receivables under long-term contracts	18.1	23.1

Trade accounts receivable	79.5	93.7

Inventories	28.8	26.0
Other current assets	9.5	9.7

Current assets	232.1	239.0

Net property, plant and equipment	32.7	31.7
Goodwill	10.0	10.0
Other assets	16.0	11.0

	$290.7	291.7

Liabilities and Stockholders’ Equity

Bank debt and current installments of long-term debt	$3.1	3.1
Accounts payable	22.9	29.3
Customer advanced payments	8.1	7.9
Other liabilities	23.9	22.1

Current liabilities	58.0	62.4
Long-term debt	11.5	11.8
Other long-term liabilities	4.4	4.4
Stockholders’ equity	216.8	213.1

	$290.7	291.7

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EMS Technologies, Inc.
Segment Data — Unaudited
(In millions)

	1st Qtr	1st Qtr
	2007	2006
Net sales
LXE	$32.6	31.6
Defense & Space Systems	13.7	11.9
SATCOM	20.3	15.6

Total	$66.6	59.0

Operating income (loss)
LXE	$0.9	1.8
Defense & Space Systems	1.0	0.4
SATCOM	2.8	1.5
Other	(1.6)	(1.4)

Total	$3.1	2.3

Earnings (loss) from continuing operations
LXE	$0.5	1.1
Defense & Space Systems	0.6	0.2
SATCOM	2.7	1.3
Other	(0.9)	(1.4)

Total	$2.9	1.2

For further information please contact:	Don T. Scartz Chief Financial Officer 770-729-6510

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